Exhibit 99.1

KERYX CONTACT:
Ron Bentsur
Director of Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: +972 2 541 3500
E-mail: ron@keryx.com

  KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

           -Reports Non-Cash Charge Related To Restructuring Program-

NEW YORK, NEW YORK, May 14, 2003 - Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX;
AIM: KRX), a biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of serious, life-threatening diseases, including diabetes and cancer, today released financial results for the first quarter ended March 31, 2003.

In March 2003, as part of a previously announced restructuring program, the Company decided to cease its Jerusalem laboratory activities and to further curtail its general and administrative activities in its Jerusalem facility. As a result of these actions, the Company took a non-cash impairment charge in the quarter ended March 31, 2003 of $2,295,000, all of which is included in research and development expenses. The impairment charge includes a write-off of approximately $1,509,000 in fixed assets and $786,000 in other investments relating to certain intangible assets.

At March 31, 2003, the Company had cash, cash equivalents, interest receivable and investment securities of $22.4 million, compared to cash, cash equivalents, interest receivable and investment securities of $24.1 million at December 31, 2002.

The net loss for the quarter ended March 31, 2003 was $(3,788,000), or $(0.19) per share, compared to a net loss of $(3,543,000), or $(0.18) per share, for the quarter ended March 31, 2002. This represents an increase in net loss of $245,000. The increase in net loss in the first quarter of 2003, as compared to the first quarter of 2002, was primarily attributable to the $2,295,000 non-cash impairment charge taken in the first quarter of 2003 arising from the Company's restructuring program and its decision to cease its Jerusalem laboratory activities. This increase was partially offset by reduced early stage research activities and associated personnel and general and administrative expenses as a result of our restructuring programs initiated in 2002 and in 2003.

Commenting on the quarter, Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "Upon assuming the role of Chairman and Chief Executive Officer of Keryx in December 2002, I made it our number one priority to significantly reduce the Company's cash expenditures and refocus the Company towards clinical-stage compounds. In pursuit of this goal, during the first quarter, we closed down our Jerusalem-based laboratory and scaled back our Israel administrative activities. This has enabled us to substantially reduce our cash burn rate. During the quarter, we also worked diligently on our U.S.-based clinical plan for KRX-101, our late-stage drug candidate for the treatment of diabetic kidney disease. At the same time, we are continuing to pursue strategic partners for KRX-101 on an opportunistic basis. In addition, as we strive to expand our drug pipeline, we have also established an in-house team that is focused on our product acquisition program."

Keryx will host a conference call tomorrow, Thursday, May 15, 2003 at 9:30 am EDT. In order to participate in the conference call, please call 1-877-323-6160 (U.S.) ID Code: Keryx, 1-888-752-4880 (Canada), 1-800-270-077 (Israel),
0-800-085-7917 (UK), 0-800-918-447 (France), 0-800-562-074 (Switzerland), and
0-800-1813-496 (Germany).

The press release can be accessed by visiting the Company's website at www.keryx.com. The webcast of the conference call will be available for replay at www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX; London AIM: KRX) is a biopharmaceuticals company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of serious, life-threatening diseases, including diabetes and cancer. Keryx is developing KRX-101 (sulodexide), a novel treatment for diabetic nephropathy, for which it is in the process of planning its U.S.-based clinical program. Keryx is also seeking in-licensing opportunities of additional clinical-stage drug candidates. In addition, Keryx is seeking partners for its novel KinAceTM drug discovery technology, which allows for rapid and rational development of drug candidates that target a vast range of protein kinases, and its associated product candidates.

Cautionary Statement

Statements contained or referenced in this news release that are not historical facts, including, but not limited to, statements concerning Keryx's ability to successfully begin and complete cost-effective clinical trials of KRX-101, may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "estimate", "expect", "project", "hope", "should', "intend", "plan", "believe", "scheduled", will" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Important factors may cause Keryx's actual results to differ materially, including: adverse results in its drug discovery and clinical development processes; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; difficulties or delays in obtaining regulatory approvals to market products resulting from its development efforts; and the requirement for substantial funding to conduct research and development, and to expand commercialization activities. Important factors that might cause or contribute to such a discrepancy include, but are not limited to, the risks discussed under the heading "Risk Factors" in our Annual Report or Form 10-K, which has been filed with the Securities and Exchange Commission, as well as other filings we periodically make with the Commission. Any forward-looking statements set forth in this news release speak only as of the date of this news release. Keryx does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.keryx.com. The information in Keryx's website is not incorporated by reference into this press release and is included as an inactive textual reference only.

                               (Tables to Follow)

                         Keryx Biopharmaceuticals, Inc.
                      Selected Consolidated Financial Data
           (Thousands of US Dollars, Except Share and Per Share Data)

Statement of Operations:

                                                                         Three Months Ended March 31,
                                                                         ----------------------------
                                                                                  (unaudited)
                                                                                  -----------
                                                                              2003              2002
                                                                              ----              ----
OPERATING EXPENSE:
Research and Development
     Non-cash compensation                                               $       (266)      $       (580)
     Other research and development                                             3,371              2,943
                                                                         ------------       ------------
       Total research and development                                           3,105              2,363
                                                                         ------------       ------------

General and administrative
     Non-cash compensation                                               $          2       $         (6)
     Other general and administrative                                             664              1,310
                                                                         ------------       ------------
      Total general and administrative                                            666              1,304
                                                                         ------------       ------------

LOSS FROM OPERATIONS                                                           (3,771)            (3,667)

OTHER INCOME (EXPENSE):
     Financing income, net                                                         85                174
     Taxes on income                                                             (102)               (50)
                                                                         ------------       ------------

NET LOSS                                                                 $     (3,788)      $     (3,543)
                                                                         ============       ============

NET LOSS PER COMMON SHARE
     Basic and diluted                                                   $      (0.19)      $      (0.18)
                                                                         ============       ============

SHARES USED IN COMPUTING NET LOSS PER COMMON
SHARE
Basic and diluted                                                          20,011,036         19,890,335
                                                                         ============       ============

Balance Sheet:
                                                                       March 31, 2003  December 31, 2002
                                                                          (unaudited)          (audited)
                                                                          -----------          ---------
Cash, cash equivalents, interest
    receivable and investment securities                                 $     22,385       $     24,131
Total assets                                                                   24,488             29,103
Accumulated deficit                                                           (49,290)           (45,502)
Stockholders' equity                                                           22,298             26,330